Morgan, Lewis & Bockius LLP
One Federal Street
Boston, Massachusetts 02110

January 17, 2020

Aquila Municipal Trust
120 West 45th Street, Suite 3600
New York, New York  10036

Re: Aquila Municipal Trust

Ladies and Gentlemen:

We have acted as counsel to Aquila Municipal Trust, a Massachusetts business trust, in its individual capacity (the “Trust”), and on behalf of its series, Aquila Tax-Free Trust of Oregon (the “Acquiring Fund”), in connection with the Trust’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about January 17, 2020 (the “Registration Statement”), with respect to the Acquiring Fund’s Class A, Class C, Class F and Class Y shares of beneficial interest (the “Acquiring Fund Shares”) to be issued in exchange for the assets of Aquila Tax-Free Trust of Oregon, the sole series of The Cascades Trust, a Massachusetts business trust (the “Target Fund”), as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a) A certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;
(b) A copy, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust’s Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State (the “Declaration”);

(c) A certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Declaration, the Trust’s By-Laws (the “By-Laws”), and the resolutions adopted by the Trustees of the Trust authorizing

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January 17, 2020

the Reorganization and the issuance of the Acquiring Fund Shares on behalf of the Acquiring Fund (the “Resolutions”);

(d)	A printer’s proof, received on January 17, 2020, of the Registration Statement; and

(e)
A copy of the Agreement and Plan of Reorganization to be entered into by the Acquiring Fund and the Target Fund in the form included as Exhibit A to the Registration Statement referred to in paragraph (d) above (the “Agreement and Plan of Reorganization”).

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  We have also assumed for the purposes of this opinion that (i) the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in subparagraph (d) above; (ii) the Agreement and Plan of Reorganization and the issuance of the Acquiring Fund Shares will have been approved by the requisite vote of the shareholders of the Target Fund as is set forth in the Registration Statement; (iii) any other consents or approvals required for the Reorganization will have been received; (iv) the Declaration, the By-Laws, the Resolutions, and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Acquiring Fund Shares and (v) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of such Acquiring Fund Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than the Massachusetts securities laws, as to which we express no opinion), to the extent such laws may apply to or govern the transaction referred to herein.  No opinion is given herein as to the choice of law which any tribunal may apply to such transaction.  In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with, the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as

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January 17, 2020

aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that the Acquiring Fund Shares, when issued and sold in accordance with the Declaration, the By-Laws, and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP